FULBRIGHT & JAWORSKI
                                    L. L. P.
                   A Registered Limited Liability Partnership   Houston
                                666 Fifth Avenue                Washington D. C.
                          New York, New York 10103-3198         Austin
                                                                San Antonio
TELEPHONE:212/318-3000
FACSIMILE: 212/752-5958                                         Dallas
                                                                Los Angeles
WILLIAM H. BOHNETT                                              New York
     PARTNER
Direct Dial: 212/318-3318
                                                                 Hong Kong
                                                                 London
                                December 16, 1996





The Board of Directors
First Eagle Fund of America, Inc.
1345 Avenue of the Americas
New York, New York  10105

Dear Sirs:

We refer to the filing by First Eagle Fund of America, Inc., a Maryland corporation (the "Fund"), of a "Rule 24f-2 Notice" pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, in which the Fund reported sales during the fiscal year ended October 31, 1996 of 1,051,596 shares of the Fund's common stock (the "Shares").

We, as counsel to the Fund, have examined such documents and reviewed such questions of law as we deemed necessary for the purposes of this opinion. As to various questions of fact material to this opinion, we have relied upon a certificate provided by the Secretary of the Fund. On the basis of such examination and review, we advise you that, in our opinion, the Shares have been legally issued and are fully paid and nonassessable.

We consent to the filing of this opinion together with the Rule 24f-2 Notice referred to above. This consent is not to be construed as an admission that we are a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,






/s/Fulbright & Jaworski
-----------------------
FULBRIGHT & JAWORSKI L.L.P.